EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
SITEL Corporation:

We consent to the incorporation by reference in the registration statements (Numbers 033-99434, 333-19069, 333-30635, 333-44781, and 333-78241) on Form S-8
of SITEL Corporation of our reports dated February 7, 2000, relating to the consolidated balance sheets of SITEL Corporation and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999, annual report on Form 10-K of SITEL Corporation.

                                                              KPMG LLP


Omaha, Nebraska
March 22, 2000